Exhibit 10.35

COLLECTIVE BARGAINING AGREEMENT NEXUS MAGNETICOS MEXICO S. DE R.L. DE C.V

COLLECTIVE BARGAINING AGREEMENT SIGNED BY AND BETWEEN NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V. AND SINDICATO INDUSTRIAL AUTONOMO DE OPERARIOS EN GENERAL DE MAQUILADORAS DE REYNOSA, C.T.M. (UNION OF INDEPENDENT INDUSTRIAL OPERATORS IN REYNOSA MAQUILADORAS, C.T.M.)

CLAUSES
ONE: Collective Bargaining Agreement celebrated by and between NEXUS MAGNETICOS DE MEXICO, S. de R.L de C.V represented by LYNN STEVENS as legal representative and the SINDICATO INDUSTRIAL AUTONOMO DE OPERARIOS EN GENERAL DE MAQUILADORAS DE REYNOSA, C.T.M., , represented by Mr. HUGO EDUARDO MARTINEZ LARA,  SECRETARY GENERAL, and C. JOSE LUIS RODRIGUEZ ALEMAN, SECRETARY OF LABOR, respectively.

TWO: The union declares itself to be legally constituted in accordance with the laws governing the country and duly incorporated in the registry, issued by the Local Board of Conciliation and Arbitration of the State of Tamaulipas and represented by its Executive Committee and commissions that comprise it. The company declares itself to be a company incorporated under the laws of the country and is located in Reynosa Industrial Park.

THREE: Both parties agree to be simply called "THE COMPANY" and "THE UNION" References to the FEDERAL LABOR LAW shall simply be [the] LAW.  The"$" symbol indicates Mexican pesos.

FOUR: The Union’s representative to the Company shall be the Secretary General, and the Company’s representative to the Union shall be its General Manager.

FIVE: The Company has the exclusive right to manage its business, and therefore, neither the employees nor the union or its representatives shall in any way interfere [with its business].

SIX: The Union guarantees the competency and morality of its members, in accordance with the provisions of Section I of Article 47 of the Law.

SEVEN: The current Collective Bargaining Agreement shall apply only to members of the contracting workers union. It shall not apply to upper level staff working in management, accounting, \inspection, supervisory roles, training, education and security for the Company. The Company reserves the right change these categories based on its needs.

EIGHT: Any employee for the Company is required to:
1. The employee, with the exception of upper level staff, must join the Union.
2. Be at least seventeen years old and pass the medical, cultural and technical tests required by the Company.
3. Present a certificate of having completed primary school, at minimum.
4. Not have been previously terminated from employment with the Company for disciplinary reasons, insubordination, disobedience, having committed a serious offense, or any other cause.
5. Comply with Section X of Article 134 of the Federal Labor Law.

NINE: If a worker becomes a member of upper level staff he automatically ceases to be a union member.

TEN: The Company shall have the right to select and employ its own staff through its own selection system. The Company agrees to verify that all employees selected are eligible for membership in the Union. It will ask any new employees for appropriate documentation and applications, which will be submitted within five days of hiring the employee.

ELEVEN: The Union shall have the power to take disciplinary action against its members provided that this does not prejudice the interests of the company or its production capacity. In the same manner, the company may impose penalties on employees for just cause, in accordance with Internal Labor Regulations. It may suspend employees without pay for up to 8 days, or terminate their employment under [article] 47 of the Law.

TWELVE: The Company is obligated to support any disciplinary action that the union takes against one of its members. Other than written notification, the Union is not obligated to provide the Company with any reason or justification for decisions or actions taken.

THIRTEEN: Under this Collective Bargaining Agreement, the Company and the Union agree to the possibility of temporary contracts for a specific job or period, after which, the Company shall terminate the employment relationship with the employee without any other responsibility.

FOURTEEN: Workers are expressly obligated to knowledgeably and carefully perform all those tasks delegated to them and to strictly comply with any instructions, orders and indications they receive regarding the way they should perform their work; specifically technical instructions for manufacturing products and the performance of applicable industrial operations. In addition employees agree to strictly comply with supervisor instructions or those of their superiors regarding operation and maintenance of machinery, so that at the end of the day, the work area and machinery are perfectly clean. The workers must perform their duties during the workday with the intensity and the care required by the Company.

FIFTEEN: The Company may, change any employee from his regular position to another position, where their services are needed, without affecting the employee’s salary. Said changes must be made during current or future expansions and must take place within the perimeter of the current plant.

SIXTEEN: The Company and its representatives will refrain from giving workers a hard time verbally or physically and will treat workers with due respect and consideration. In the same fashion, workers will show the same respect and obedience to the Company and its representatives.

SEVENTEEN: The Company and the Union agree that employees will perform their duties and will be trained at the Company or any other place in Mexico or the United States, as required by the Company in accordance with the provisions Article 28 of the Law.

EIGHTEEN: The purpose of this contract is to set forth the mutual obligations which shall apply to all areas of the company at its plant in Reynosa, Tamaulipas. The Company may grant any work that is required to third parties or contractors. This Collective Bargaining Agreement shall not apply to said third parties or contractors.

NINETEEN: The workers covered by this Agreement shall work their shift in accordance with the terms of Articles 58 and 68 of the Federal Labor Law. The workers shall work overtime with prior written authorization issued by the Company or its representatives, and are permitted to work those overtime hours per week as set forth by Law. In said cases the employees shall be paid in accordance with the provisions of the aforementioned articles.

TWENTY: The work week is 48 hours and the Company shall be free to change it using special shifts, as needed, in order to achieve production targets. The Company may establish working hours in six (6) shifts of 8 hours per day and/or five (5) shifts of 9.5 hours per day. The Company shall give employees sufficient time for meals; said break shall be no less than thirty minutes, which will not be considered as time worked during the business day

TWENTY-ONE: If the company requires employees to work during days off or holidays, the Company agrees to pay double time in accordance with the provisions of Article 73 of the Federal Labor Law.  The Company shall notify the staff that will be required to work on days off, using the announcement boards and specifying the names of those employees required to report to work as if it were a regular workday.

For those departments where only some of the staff is required, employees shall be notified individually by their respective immediate supervisor, who will obtain the signature of each worker notified. Pursuant to the second paragraph of Article 75 of the Law, workers are required to serve on the shifts indicated by the Company and the company agrees to pay their respective salaries as set forth in the beginning of this article.

TWENTY-TWO: The Company is obligated to give workers one day off per week, with full pay. When the employee has not worked a full week, said payment shall be proportional to the services provided. Employees who work on Sunday shall be entitled to a 25% increase over their wage rates in accordance with the provisions of Article 71 of the Law.

TWENTY-THREE: The following days are considered as holidays in accordance with the Law: January 1, February 5, March 21, May 1, September 16, November 20, December 1 every sixth year for federal elections, December 25 and any other days set forth by Federal and Local Electoral Law for regular elections. The Company includes Good Friday and December 24 as additional holidays.

TWENTY-FOUR: The Company agrees and acknowledges that when holiday falls on a Sunday, the Company honors the following Monday as a holiday with full pay. If the holiday falls on a Saturday, the Company honors the prior business day as the holiday with full pay.

TWENTY-FIVE: Company employees are entitled to an annual vacation period in accordance with the provisions of Article 76 of the Federal Labor Law. Employees who have been with the Company 4 years or less are entitled to payment of a vacation bonus of thirty-five percent (35%) and employees who have been with the Company more than 4 years shall receive a vacation bonus of 40% over their corresponding wages.

TWENTY-SIX: The vacation period will not be calculated for those employees who are disabled prior to their time off. Said employees shall be able to take vacation when they are released from care and the Company approves them.

Workers shall take their corresponding vacation days. They will not be compensated for days not taken. If the employment relationship ends before one year of service is reached, the employee is entitled to remuneration proportional to the length of service.

TWENTY-SEVEN: The annual vacation period for each worker will be granted in accordance with production needs and may be taken collectively, progressively or individually. When the vacation days are taken collectively, they must take place during a period chosen by the Company and the employees shall be informed two weeks in advance. Employees shall receive the corresponding salary and bonus before the vacation. When vacation days are taken progressively or individually, the Company will schedule them based on the employee start date and within six months following the completion of one year of service. Vacation time will be granted for a continuous period or two periods and employees will be notified of the date of vacation at least one week in advance.

TWENTY-EIGHT: The wages that workers receive under this contract will be those that are described in the wage and salary rate, which is attached to this Contract and is considered a part hereof.

TWENTY-NINE: Wages will be paid in Mexican currency [and be paid out] in the workplace on Friday of each week. When payday falls on a day off, payment shall be made on the previous day. Deductions from employee wages are prohibited, except those authorized by Law. Wages shall be paid directly to the employee. In those cases where it is impossible to pay the employee directly in person, wages shall be paid to the person appointed proxy in a letter drawn up before two witnesses, or given to the person authorized by Law. The Company with the employee’s consent can open bank accounts for its employees which are accessible through ATMs.

THIRTY: Employees shall have a 15 minute break in the morning and a (10) ten minute break in the afternoon. These periods will be paid regardless of thirty minutes for food and will be counted as time worked.

THIRTY-ONE: The Company will deduct two percent (2%) of each employee’s monthly wage for the purpose of paying union dues. The amount will be delivered to the legal representative of the Union who will issue the corresponding receipt.

THIRTY-TWO: If for any reason there is a need to modify the employee shifts, the Union will be notified of said change at least 24 hours in advance. The company has the right to determine shifts and business days.

THIRTY-THREE: The Company provides workers with the tools, instruments and materials needed to carry out the work. Employees must notify their superiors when they do not have tools or instruments so that they can be replaced. Employees are required care for the tools, instruments, machinery and equipment entrusted to them and use the properly.

THITRY-FOUR: On the days indicated, employees will return any excess materials given them for their job performance and Company instruments when the employees no longer require them for their job.

THIRTY-FIVE: The Company shall not accept any excuse or pretext for the loss of raw materials, tools, supplies, equipment or fixtures owned by the same. The company recognizes that workers are not responsible for the normal wear and tear on tools or equipment from normal and proper use. If an employee is held responsible for damage, he agrees that 15% (fifteen percent) of his salary over minimum wage shall be deducted from his pay until the debt is liquidated. The amount is determined by the purchase price of the article or the amount necessary to pay off any debt.  . The company may also retain the amount necessary to pay for the damage, if the employment relationship is terminated for any reason. The fifteen percent (15%) will be based on the original purchase price of the tools, materials and not its replacement cost.

THIRTY-SIX: The Company and the Union agree that time clocks will be placed in strategic locations for employees to clock in and out and the number of clocks will increase as the number of employees increases.

THIRTY-SEVEN: Both parties agree that if at the beginning of the business day the company does not have material which hinders further product development and as a result it becomes necessary support work other departments, the Company shall relocate employees to another job. If that is not possible the Company shall guarantee payment of the work day.

THIRTY-EIGHT: Both parties agree and accept that the Company may suspend activities for ten (10) days of the year for inventory or to perform general maintenance on the equipment or facilities. It is understood that the Company shall have no obligation to pay wages to employees during that period, except for those employees are called in to support said activities.

THIRTY-NINE: Once a year, upon the written request of the Union, the Company shall allow a worker to miss work for a maximum of ten (10) days, with pay, so that he/she can attend activities or events as a union delegate, provided such absence is justified in writing and does not harm the interests of the company.

FORTY: Workers who are not able to come in due to illness, accident or for any other reason, shall immediately notify their Supervisor or the Company Human Resources Department as soon as possible. After notifying the company, the employee is required to submit a copy of a disability certificate issued by the Mexican Social Security Institute in order to justify the absence. Failure to attend without presenting said document as proof is sufficient for the absence to be considered unexcused.

FORTY-ONE: The Company shall record all employees with the Mexican Social Security Institute (IMSS) so they will have coverage for workman’s compensation, non-occupational illness, and other obligations in accordance with the provisions of Article 12, Social Insurance Law.

When a disability is more than five days (5) as certified by IMSS for non-work related illnesses, the Company agrees to cover one hundred percent (100%) of the tabulated daily wage for the first three days of disability and forty percent (40%) for the following three days.  The employee is obligated to show the cause of his absence by submitting a medical certificate from said institute to the Company. This certificate will be given to an employee only once each year.

FORTY-TWO: Both parties agree that employees working for the company, will be given, free of charge and one time only, an identification card with the logo of the company. If employees require additional credentials, they will be issued at their own expense.

FORTY-THREE: The Company and the Union agree that the following are cause for suspension of the work relationship with the company:

1. Force majeure or act of God which are not caused by the employer and lead to the suspension of work
2. Excess production in relation to their economic and market circumstances.
3. Unaffordable or the inability to obtain materials for the normal execution of work.
4. When machinery, buildings, or raw materials are damaged or destroyed due to unforeseen circumstances which justify the suspension of operations.
5. An interruption in delivery of services.
6. Lack of customer approval and / or production needs.

The parties agree that as a support to personnel when the suspensions occur, employees would be paid as follows: the first day of suspension will be paid 100%, and the second to fourth day will be paid at 70% of salary; the second week both parties will come to an agreement., The company has no liability in relation to a suspension of the employment relationship.

FORTY-FOUR: The employees are entitled to an annual Christmas bonus calculated as follows,

Less than a year of service is proportional to the time worked
From 1 year to 4 years More than 4 years	15 days bonus 20 days bonus

Bonuses must be paid out by the Company before December 20 of each year. Any employee that has not completed a year working for the company shall receive an amount proportional to the time of his service, in accordance with the provisions of Article 87 of the Law.

FORTY-FIVE The Company shall pay employees who have completed more than a year of service and have notified seven in advance 3 days off with pay and payment of $800.00 (Eight hundred pesos 00/100 ) when they get married, upon request seven days in advance. A photocopy of the marriage certificate issued by the Bureau of Vital Statistics is required for confirmation.

FORTY-SIX: The Company will grant three days with pay to workers for the death of a wife or a first degree relative such as parents and children.

Notwithstanding this provision and other benefits provided by law, the company shall pay the employee the amount of $3,500.00 (Three thousand five hundred pesos 00/100) to help with funeral expenses.

FORTY-SEVEN: The Company shall pay employees the amount of $15.00 (fifteen pesos 00/100) per working day to assist with transportation costs. Said payment shall be made weekly.

FORTY-EIGHT: The company is required to purchase or grant a life insurance policy in the amount of: $10,000.00 (ten thousand pesos 00/100) for natural death and 20,000.00 (twenty thousand pesos 00/100) for accidental death. The insurance will take effect at the time the employee signs his employment contract. The worker will choose the beneficiary or beneficiaries.

FORTY-NINE: The Company has agreed to support its workers with $600.00 (six hundred pesos 00/100) of financial assistance  per employee for the purchase of prescription lenses, which will be awarded based on the following: Assistance shall be given to only ten people per year, provided the corresponding medical record stating the need for said lenses is presented. The selection of the four people shall be based on attendance, productivity, behavior, and primarily the need for the prescription lenses. One employee shall be selected every three months.

FIFTY: The Company shall promote the sports each season, as long as workers play the entire season.

FIFTY-ONE: The company agrees to pay their employees a consumer basket of $15.00 (fifteen pesos 00/100) per day worked; payment will be made weekly.

FIFTY-TWO: The Company agrees to pay 7% to the employee’s savings fund for those employees who have less seniority than four years and for those who have seniority of over 4 years, 9% to the savings fund.

FIFTY-THREE: The Company shall provide its workers with a food subsidy in the form of a coupon redeemable for food or beverages.

FIFTY-FOUR: The Company shall grant three days with pay and a payment of $1,000.00 (one thousand pesos 00/100) to any worker whose wife gives birth to a baby. One day for the birth, and the other days to take his wife home from the hospital. The birth certificate must be presented to the Company as proof.

FIFTY-FIVE: The Company may move employees from departments or activities which it considers dangerous. The Company will make every effort to protect the health of their employees, making such changes upon confirmation from the Mexican Social Security Institute.

FIFTY-FIVE – A: The Company is committed to providing financial support of $500.00 (five hundred pesos 00/100) for education of 5 people per year; either employees or their children. Selection of these individuals shall be based on attendance, productivity, behavior, and business needs.

FIFTY-SIX: All matters relating to the Mexican Social Security Institute and INFONAVIT shall be governed by applicable laws and regulations.

FIFTY-SEVEN: The Company shall establish an area for food in the workplace, away from production areas, and make the equipment necessary available to enable workers to heat and eat their food during the rest period that the Company grants for such purposes.

FIFTY-EIGHT: Both parties agree that for purposes of industrial hygiene, they shall comply with health authority regulations and other rules established by the Joint Committee. The committee shall perform investigations and convene monthly meetings as well as research and resolve conditions that may have caused accidents and unsafe work situations.

FIFTY-NINE: In order to minimize work risks, the Company shall provide employees and employees shall use the specific safety equipment is necessary for appropriate health and security in their respective duties in accordance with applicable law.

SIXTY: The Company will keep bathrooms, toilets and drinking fountains clean for use by workers, and supply water dispensers in an appropriate manner. Workers are required to maintain said facilities to the highest standards of hygiene and cleanliness.

SIXTY-ONE: For all employees hired by the company, the Company and the Union expressly agree to establish a trial period of 60 days which starts on the date of contract. During the probationary period the company shall be entitled to terminate the employment relationship, without any Company liability.

SIXTY-TWO: In order to comply with the regulations set forth in section XV of Article 132, 153 of the Law and Article 123 of the Constitution, the Company and the Union will promote training and development for employees and promote creation of the Joint Committee on Development and Training.

SIXTY-THREE: Both parties agree that within a maximum of 60 days of signing this agreement, the parties will comply with Internal Labor Regulations, and the agreement will be registered with the competent authorities in accordance with the Law. Following registration, this document shall be printed in miniature and distributed to union members.

SIXTY-FOUR:  While this contract is in force, it may not be changed to the detriment of Company employees without complying with Federal Labor Law and its provisions.

SIXTY-FIVE: This collective bargaining agreement shall come into force on the date it is filed with the Board of Conciliation and Arbitration.

SIXTY-SIX: The term of this Collective Bargaining Agreement is for an indefinite period of time and will be reviewed in accordance with the terms of Articles 399 and 399 A of the Law. In accordance with the foregoing and by agreement of the parties, it is agreed that effective date of this contract will be  January 1, 2011, noting that as this date is set the negotiations for the general revision of this Collective Agreement off set for July 2, 2011 are closed and agreed to. Future revisions are January 1, 2012, for salary reviews and July 2, 2013 for a general review.

Once the parties are aware of the scope and legal effects of this Collective Bargaining Agreement, the parties agree to register it with the Board of Conciliation and Arbitration, so that the content is known for the corresponding legal effects, on January 31, 2011.

FOR THE COMPANY	FOR THE UNION

[illegible signature]	[illegible signature]

LYNN STEVENS LIC. HUGO LARA EDUARDO MARTINEZ LEGAL REPRESENTATIVE SECRETARY GENERAL FOR THE SINDICATO INDUSTRIAL AUTONOMO DE OPERARIOS EN GENERAL DE MAQUILADORAS DE REYNOSA, C.T.M.

[illegible signature]	[illegible signature]

LIC. NORA I. GOMEZ GONZALEZ MR. GERMAN JOSE LUIS RDZ.  HUMAN RESOURCES MANAGER SECRETARY OF LABOR

IN THE CITY OF REYNOSA, TAMAULIPAS, ON JANUARY 31, 2011 APPEARED C. LYNN STEVENS LEGAL REPRESENTATIVE FOR THE NEXUS MEGNETICOS DEMEXICO, S. DE R.L. DE C.V. COMPANY AND C. HUGO LARA EDUARDO MARTINEZ SECRETARY GENERAL OF THE SINDICATO INDUSTRIAL AUTONOMO DE OPERARIOS EN GENERAL DE MAQUILADORAS DE REYNOSA, (CTM)) TO EFFECT CHANGES TO THE WAGE SCALES MADE UNDER THIS CONTRACT. SAID CHANGES WILL TAKE PLACE AS OF JANUARY 1st OF THIS YEAR AND WILL BE AS FOLLOWS:

WAGE SCALES

CATEGORY	DAILY WAGE

OPERATOR "A"	$ 83.87

OPERATOR "B"	$ 95.28

OPERATOR "C"	$ 106.69

Operator “D”	$ 124.17

OPERATOR SPECIALIST: (WELDING, ELECTRICAL TESTING, SPOOLER, CUT NOMEX, GROUP LEADER AND QUALITY AUDITOR ADDING BRACKET AND TERMINALS POSITIONS).

3 MONTHS TO 1 YEAR	$ 155.64

1 TO 3 YEARS	$ 167.38

3 YEARS OR MORE	$ 170.08

WAGES WILL BE PAID TO EMPLOYEES AS THEY MEET COMPANY REQUIREMENTS INCLUDING, BUT NOT LIMITED TO: EFFICIENCY, ATTENDENCE, SENIORITY, EDUCATION, SKILLS, AND TIMELINESS.

BOTH PARTIES EXPRESSLY AGREE THAT THE WAGE SCALES FORM INTEGRAL PART OF THE COLLECTIVE BARGAINING AGREEMENT FOR NEXUS MAGNETICOS DE MEXICO, S. DE R.L. DE C.V. THE FOREGOING COMPLIES WITH ARTICLES 386, 395, 399 AND OTHER RELATED ARTICLES IN THE FEDERAL LABOR LAW, IN FORCE.

THE PARTIES FINALLY STATE THAT THERE ARE NO ERRORS, CORRUPTION, DAMAGE, BAD FATIH CONTAINED IN THIS DOCUMENT AND IT IS SIGNED IN THE PRESENCE OF WITNESSES.

FOR THE COMPANY	FOR THE UNION

[illegible signature]	[illegible signature]

LYNN STEVENS LIC. HUGO LARA EDUARDO MARTINEZ LEGAL REPRESENTATIVE SECRETARY GENERAL FOR THE SINDICATO INDUSTRIAL AUTONOMO DE OPERARIOS EN GENERAL DE MAQUILADORAS DE REYNOSA, C.T.M.

[illegible signature]	[illegible signature]

LIC. NORA I. GOMEZ GONZALEZ MR. GERMAN JOSE LUIS RDZ.  HUMAN RESOURCES MANAGER SECRETARY OF LABOR